As filed with the Securities and Exchange Commission on February 27, 2023

Registration No. 333-258542

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-3

REGISTRATION STATEMENT NO. 333-258542

UNDER

THE SECURITIES ACT OF 1933

ENDO INTERNATIONAL PLC

(Exact Name of Registrant as Specified in Its Charter)

Ireland

(State or Other Jurisdiction of Incorporation)

68-0683755

(I.R.S. Employer Identification Number)

First Floor, Minerva House, Simmonscourt Road, Ballsbridge, Dublin 4, Ireland

011-353-1-268-2000

(484) 216-0000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Matthew J. Maletta, Esq.

Executive Vice President, Chief Legal Officer and Company Secretary

Endo International plc

1400 Atwater Drive

Malvern, Pennsylvania 19355

(484) 216-0000

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Brandon Van Dyke

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, NY 10001

(212) 735-3000

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to the above referenced registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This post-effective amendment (“Post-Effective Amendment”) related to the registration statement on Form S-3 (File No. 333-258542) (the “Registration Statement”) filed by Endo International Plc (the “Registrant”) with the Securities and Exchange Commission (the “SEC”) on August 6, 2021, is being filed to terminate all offerings under the Registration Statement and to withdraw and remove from registration all of the Registrant’s securities that had been registered under such Registration Statement.

As a result of the delisting of the Registrant’s ordinary shares, par value $0.0001 per share (the “Ordinary Shares”), from the New York Stock Exchange and the fact that there are less than 300 holders of record of its Ordinary Shares as of December 31, 2022, the Registrant is no longer mandated to file periodic and current reports with the SEC under Section 13(a) or 15(d) of the U.S. Securities Exchange Act of 1934, as amended (collectively, the “delisting and deregistration”).

As a result of the delisting and deregistration, the Registrant has terminated any and all offerings of Registrant’s securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statement. In accordance with undertakings made by Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance that remain unsold or unissued at the termination of the offering, Registrant hereby removes from registration all such securities of Registrant registered pursuant to the Registration Statement that remain unsold or unissued as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Malvern, State of Pennsylvania, on February 27, 2023. No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.

ENDO INTERNATIONAL PLC

By:	/s/ Matthew J. Maletta
Name: Matthew J. Maletta
Title:	Executive Vice President, Chief Legal Officer and Company Secretary